Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

LIBERTY MEDIA CORPORATION,

BAREFOOT ACQUISITION, INC.

and

PROVIDE COMMERCE, INC.

Dated as of December 4, 2005

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		37

5.1	Organization and Qualification	37
5.2	Authorization and Validity of Agreement	38
5.3	No Approvals or Notices Required; No Conflict with Instruments	38
5.4	Proxy Statement	39
5.5	Available Funds	39
5.6	Brokers or Finders	39
5.7	No Prior Activities	39

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		40

6.1	Access to Information Concerning Properties and Records	40
6.2	Confidentiality	40
6.3	Public Announcements	40
6.4	Conduct of the Company’s Business Pending the Effective Time	40
6.5	No Solicitation	44
6.6	Expenses	46
6.7	Actions by Merger Sub	46
6.8	Defense of Litigation	46
6.9	Indemnification of Directors and Officers	46

ARTICLE VII CONDITIONS PRECEDENT		48

7.1	Conditions Precedent to the Obligations of Parent, Merger Sub and the Company	48
7.2	Conditions Precedent to the Obligations of Parent and Merger Sub	49
7.3	Conditions Precedent to the Obligations of the Company	50

ARTICLE VIII TERMINATION		51

8.1	Termination by Mutual Consent	51
8.2	Termination by Either Parent or the Company	51
8.3	Termination by the Company	51
8.4	Termination by Parent	52
8.5	Effect of Termination and Abandonment	52

ARTICLE IX MISCELLANEOUS		53

9.1	No Waiver or Survival of Representations, Warranties, Covenants and Agreements	53
9.2	Notices	54
9.3	Entire Agreement	55
9.4	Assignment; Binding Effect; Benefit	55
9.5	Amendment	55
9.6	Extension; Waiver	55
9.7	Headings	56
9.8	Counterparts	56
9.9	Governing Law and Venue; Waiver of Jury Trial	56
9.10	Joint Participation in Drafting this Agreement	57

ii

9.11	Severability	57
9.12	Enforcement	57

EXHIBITS

Exhibit 2.1(a)    Form of Certificate of Merger

SCHEDULES

Company Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 4th day of December, 2005, by and among Liberty Media Corporation, a Delaware corporation (“Parent”), Barefoot Acquisition, Inc., a Delaware corporation (“Merger Sub”) and Provide Commerce, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a newly formed, wholly owned Subsidiary of Parent, with and into the Company (the “Merger”);

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

An “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

“Alternative Proposal” shall mean (A) any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), other than as contemplated by this Agreement or otherwise proposed by Parent or Merger Sub, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving the Company, (ii) the issuance by the Company of any equity interest in or any voting securities of the Company which constitutes 20% or more of the total of such equity interests or voting securities of the Company, (iii) the acquisition in any manner, directly or indirectly, of 20% or more of the assets of the Company, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company or (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (B) the occurrence of any of the transactions described in clauses (i) – (v) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Change of Control” shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory share exchange or other transaction involving the Company or any of its Subsidiaries or (iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

“Change of Control Covenant” shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company is or becomes a party or to which the Company or any of its assets are or become subject or bound.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

“Company Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent.

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company, or, following the Merger, on the Surviving Entity, or a material adverse effect on the ability of the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

“Company Restricted Stock” shall mean any outstanding shares of Company Common Stock that are subject to forfeiture and transfer restrictions pursuant to the Company Stock Plans.

“Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock issued by the Company (i) pursuant to the Company Stock Plans or (ii) to Abraham Wijnperle pursuant to the Stock Option Agreements, dated as of December 17, 1999 and October 16, 2000, respectively.

“Company Stock Plans” shall mean the following: (i) the Company 1998 Stock Option/Stock Issuance Plan, (ii) the Company 1999 Stock Option/Stock Issuance Plan and (iii) the Company Amended and Restated 2003 Stock Incentive Plan.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 2.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) all obligations of such Person for borrowed money required to be reflected as indebtedness on such Person’s financial statements prepared in accordance with GAAP; (ii) liabilities or obligations issued or assumed as the deferred purchase price of property or services (excluding accounts payable); or (iii) liabilities or obligations relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person.

“Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto; (iv) trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (vi) all the goodwill associated with each of the foregoing and symbolized thereby; and (vii) rights to recover for past, present and future violations of each of the foregoing.

“IT Assets” means the Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, encumbrance or other lien of any kind.

“Material Adverse Effect” on any Person shall mean any circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such Person, other than any circumstance, change or effect resulting from (i) changes in general economic conditions affecting the global securities or capital markets generally, (ii) changes generally affecting the industries in which such Person operates so long as such changes do not affect such Person in a disproportionate manner, (iii) changes in GAAP or applicable laws, (iv) any lawsuit or litigation (including shareholder class action and derivative litigation) commenced or threatened against the Company, its directors, officers or Affiliates after the date hereof by any stockholder of the Company or purported stockholder of the Company in its capacity as such relating to the entering into of this Agreement or the consummation of the transactions contemplated hereby; or (v) the failure of any Person to meet internal or analysts’ financial expectations or projections (it being understood, however, that any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a Material Adverse

Effect with respect to such Person and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to such Person).

“NASDAQ” shall mean The Nasdaq National Market.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under, and to consummate the transactions contemplated by, this Agreement.

“Permitted Encumbrances” shall mean the following Liens with respect to the properties and assets of the Company: (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (ii) Liens and rights of set off of carriers, warehousemen, mechanics, materialmen, repairmen, workmen and landlords and similar Liens and rights of set off imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (iii) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases, bids, and contracts and similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property not exceeding $25,000 individually, or $250,000 in the aggregate; (v) all laws and governmental orders, including zoning and planning restrictions, and (vi) easements, restrictions, covenants, minor defects of title and other Liens which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or the Company’s use or occupancy of the property affected thereby.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

“Restriction”, with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would reasonably be expected to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would reasonably be expected to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions; provided that the term “Restriction” shall not include any transfer restrictions imposed on capital stock or other securities by state and federal securities laws.

“Retention Agreements” shall mean each of (i) the Retention Agreement by and among William Strauss, the Company and Parent executed contemporaneously herewith and (ii) the Retention Agreement by and among Abraham Wijnperle, the Company and Parent executed contemporaneously herewith.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Stockholder” shall mean any Person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Company Common Stock.

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Entity” shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(b).

“Surviving Entity Agreements” shall mean (i) the Retention Agreements, (ii) the Third Amendment to Employment Agreement, dated as of December 4, 2005, by and among the Company and William Strauss, (iii) the Fourth Amendment to Employment Agreement, dated as of December 4, 2005, by and among the Company and Abraham Wijnperle, and (iv) the Tax Liability Allocation and Indemnification Agreement, dated as of December 4, 2005, between Parent and the Company.

“Tax” and “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax payable in respect thereof, imposed by any Governmental Entity (whether federal, state, local, foreign or otherwise) or any agency or political subdivision of any such Governmental Entity, which taxes will include, without limiting the generality of the foregoing, all income and profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, goods and services taxes, ad valorem taxes, value added taxes, customs duties, excise taxes, franchise taxes, gross receipts taxes, business license taxes, withholding taxes, real and personal property taxes, health insurance and other government pension plan premiums or contributions, stamp taxes, capital taxes, environmental taxes, transfer taxes and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean all reports, forms, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

“Treasury Regulations” shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Warrant Letter Agreements” shall mean each of (i) the letter agreement, dated December 4, 2005, by and between the Company and Jared S, Polis and (ii) the letter agreement, dated December 4, 2005, by and between the Company and Arthur B. Laffer.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person.

1.2 Additional Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
Adware	4.17(m)
Agreement	Preamble
Business Intellectual Property	4.17(a)
Business Trade Secrets	4.17(i)
Certificates	2.4(a)
Certificate of Merger	2.1(a)
Claim	6.9(a)
Company	Preamble
Company Annual Report	4.1
Company Board	3.1
Company Bylaws	3.1
Company Charter	3.1
Company Licensed Intellectual Property	4.17(a)
Company Owned Intellectual Property	4.17(a)
Company Plans	4.13(a)
Company Preferred Stock	4.3(a)
Company SEC Reports	4.4(a)
Company Warrant	2.3(b)(iii)
Confidentiality Agreement	6.2
Contract Consent	4.5(c)
Contract Notice	4.5(c)
Convertible Securities	4.3(c)
Dissenting Shares	2.5
Environmental Laws	4.10(b)

Defined Term	Section
ERISA	3.5(a)
ERISA Affiliate	4.13(b)
ESPP	2.3(b)(iv)
Exchange Fund	2.4(a)
Fairness Opinion	4.14
Governmental Consent	4.5(b)
Governmental Filing	4.5(b)
Indemnified Party	6.9(a)
Indemnified Liabilities	6.9(a)
Injunction	3.4
Intellectual Property Contracts	4.17(d)
Investment Security	4.6(c)
JP Morgan	4.11
Leased Real Property	4.18(e)
Leases	4.18(e)
Licenses	4.10(a)
Material Contract	4.18(a)
Merger	Recitals
Merger Consideration	2.3(a)(i)
Merger Proposal	3.1
Merger Sub	Preamble
Option Consideration	2.3(b)(i)
Parachute Gross-Up Payment	4.13(h)
Parent	Preamble
Parent Plans	3.5(a)
Paying Agent	2.4(a)
Permits	4.10(a)
Proxy Statement	3.2
Rabbi Trusts	3.5(b)
Sarbanes-Oxley Act	4.4(d)
Section 262	2.5
SPD	4.13(a)
Special Meeting	3.1
Spyware	4.17(m)
Suit	4.17(c)
Superior Proposal	6.5(b)
Termination Date	8.2
Termination Fee	8.5(b)
Top Hat Plan	4.13(j)
Violation	4.5(d)
Voting Debt	4.3(b)
Warrant Consideration	2.3(b)(iii)

1.3 Terms Generally. The definitions set forth or referenced in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the phrase “to the Company’s knowledge”, or any similar phrase or term relating to the knowledge of the Company means the actual knowledge of any of the executive officers or directors of the Company. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.

ARTICLE II

THE MERGER

AND RELATED MATTERS

2.1 The Merger.

(a) Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”) substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

(b) Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger

Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

(c) Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Company Charter shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Provide Commerce, Inc.” Such Company Charter as so amended shall be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Company Bylaws shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

(d) Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

2.2 Closing. The Closing shall take place at 10:00 a.m. (Pacific time) at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, on the third business day immediately following the date on which the last of the conditions set forth in Article VII hereof is satisfied or waived (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), or on such other date and at such other time or place as is mutually agreed by Parent and the Company.

2.3 Conversion of Securities.

(a) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares subject to Section 2.5 and shares to be cancelled in accordance with Section 2.3(a)(ii)) shall be converted into the right to receive, and shall be exchangeable for, $33.75 in cash (the “Merger Consideration”), subject to adjustment in the event of any stock split, stock combination, stock dividend, reclassification or other similar action taken with respect to the outstanding Company Common Stock between the date hereof and prior to the Effective Time.

(ii) Each share of Company Common Stock that immediately prior to the Effective Time is owned by the Company as a treasury share or otherwise, or owned by Parent or any Wholly Owned Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired without any payment of any consideration therefor and without any conversion thereof into the Merger Consideration.

(iii) All shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to this Section 2.3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued pursuant to this Section 2.3(a) upon the surrender of such certificate in accordance with Section 2.4, without interest.

(b) Treatment of Company Stock Options, Restricted Stock, Warrants and Stock Purchase Plan.

(i) The Company shall take all necessary actions (including, without limitation, the necessary board of directors resolutions and notice to holders of Company Stock Options) so that, contingent upon the Merger having occurred at the Effective Time in accordance with Section 2.1(a) hereof, (x) each Company Stock Plan shall have been terminated effective immediately following the Effective Time and (y) each outstanding Company Stock Option (whether or not then exercisable) shall, to the extent not exercised prior to the Effective Time and without any action on the part of any holder thereof, be converted immediately following the Effective Time into the right to receive an amount (the “Option Consideration”) equal to the product of (i) the number of shares subject to such Company Stock Option multiplied by (ii) the positive amount (if any) obtained by subtracting the exercise price per share of such Company Stock Option from the Merger Consideration, payable in cash; provided, however, that the Option Consideration payable to William Strauss and Abraham Wijnperle shall be reduced by the applicable Retention Amount (as defined in the applicable Retention Agreement), which shall be held in escrow under the terms and conditions set forth in the Retention Agreements.

(ii) The Company shall take all necessary actions (including the adoption of necessary resolutions by the Company Board and providing notice to holders of Company Restricted Stock) so that, contingent upon the Merger having occurred at the Effective Time in accordance with Section 2.1(a) hereof, each outstanding share of Company Restricted Stock (whether or not vested) shall be converted into the right to receive the Merger Consideration payable in the same manner as provided for unrestricted shares of Company Common Stock.

(iii) Each warrant to purchase shares of Company Common Stock (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall, to the extent not exercised prior to the Effective Time and without any action on the part of the holder thereof, be converted immediately following the Effective Time into the right to receive an amount (the “Warrant Consideration”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant multiplied by (ii) the positive amount (if any) obtained by subtracting the exercise price per share of such Company Warrant from the Merger Consideration, payable in cash.

(iv) In accordance with the terms of the Company 2003 Employee Stock Purchase Plan (the “ESPP”), the Company shall ensure that (x) no offerings that would commence on a date following the date of this Agreement shall be permitted, (y) with respect to any offering thereunder that is in effect immediately prior to the Effective Time, each participant’s accumulated payroll deductions shall be used to purchase Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP and (z) the ESPP shall terminate at the Effective Time.

(c) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities, each share of common Stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity.

2.4 Exchange of Shares.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of (i) exchanging certificates representing issued and outstanding shares of Company Common Stock (“Certificates”) for the Merger Consideration and (ii) disbursing the Option Consideration and the Warrant Consideration. Parent will make available to the Paying Agent, at or prior to the Effective Time, the cash to be delivered in respect of the shares of Company Common Stock, the Company Stock Options and the Company Warrants (such cash being hereinafter referred to as the “Exchange Fund”). Any portion of the Exchange Fund that remains undistributed to the stockholders, option holders or warrant holders of the Company for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company that have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of shares of Company Common Stock, Company Stock Options and Company Warrants as of the Effective Time an applicable letter of transmittal for use in such exchange (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock and to Company Stock Options and Company Warrants, as applicable, shall pass, only upon proper delivery of such Certificates, Company

Stock Options or Company Warrants, as applicable, to the Paying Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States) in such forms as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent.

(c) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a Certificate together with a properly completed letter of transmittal, will be entitled to receive a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.3(a)(i). Each holder of Company Stock Options or Company Warrants that have been converted into a right to receive the Option Consideration or Warrant Consideration, as applicable, upon surrender to the Paying Agent of the related Company Stock Option or Company Warrant together with a properly completed letter of transmittal, will be entitled to receive a check in the amount equal to the Option Consideration or Warrant Consideration, as applicable, that such holder has the right to receive pursuant to Section 2.3(b). No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates, or to holders of Company Stock Options or Company Warrants. Until so surrendered, each such Certificate, Company Stock Option and Company Warrant shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, Option Consideration or Warrant Consideration, respectively. Each Certificate, Company Stock Option and Company Warrant so surrendered shall be cancelled.

(d) Unregistered Transfers of Company Common Stock. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, it shall be a condition to the payment of such Merger Consideration that (i) the Certificate representing such Company Common Stock surrendered to the Paying Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form for transfer, (ii) the Person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid and (iii) such Person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws or any restrictive legend on the Certificate.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, the Paying Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate, the Merger Consideration in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4(g), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in, an in accordance with, this Article II.

(g) Abandoned Property Laws. Payment or delivery of the Merger Consideration shall be subject to applicable abandoned property, escheat and similar laws and neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock for any Merger Consideration that may be delivered to any public official pursuant to any such abandoned property, escheat or similar law.

(h) Withholding Rights. Parent, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration and/or Warrant Consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Company Stock Options or Company Warrants such amounts as Parent, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Paying Agent.

2.5 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock, the holder of which has demanded and perfected his demand for appraisal of the fair value of such shares in accordance with Section 262 of the DGCL (“Section 262”) and has not effectively withdrawn or lost his right to such appraisal (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262. The Company shall give Parent prompt notice upon receipt of any such written demands for appraisal of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to Section 262.

ARTICLE III

CERTAIN ACTIONS

3.1 Stockholder Meeting. The Company and its Board of Directors (the “Company Board”) shall take all action necessary in accordance with applicable law and the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and Restated Bylaws (the “Company Bylaws”) to duly call and hold, as soon as practicable after the date hereof, a meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the “Merger Proposal”). The only matters the Company shall propose to be acted on by the Company’s stockholders at the Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger. Subject to Section 6.5, the Company Board shall recommend that the Company’s stockholders vote in favor of approval and adoption of the Merger Proposal and the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of stockholders of the Company required by the DGCL, the Company Charter or otherwise to effect the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger Proposal. Unless this Agreement is previously terminated in accordance with Article VIII, the Company shall submit the Merger Proposal to a vote of its stockholders at the Special Meeting even if the Company Board determines at any time after the date hereof that the Merger is no longer advisable and withdraws its recommendation that the Company’s stockholders approve the Merger Proposal.

3.2 Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, Parent and the Company shall cooperate in the preparation of, and the Company shall file with the Commission, a preliminary proxy statement in form and substance reasonably satisfactory to Parent and the Company. The Company shall use its reasonable best efforts to respond to any comments of the Commission and to cause the proxy statement as filed with the Commission and as thereafter amended or supplemented to be approved by the Commission and mailed to the Company’s stockholders at the earliest practicable time (such proxy statement in the definitive form mailed to the Company’s stockholders, as thereafter amended or supplemented, being referred to as the “Proxy Statement”). The Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of the Merger Proposal, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.5. The Company will notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information, and will supply Parent with copies of all correspondence between it and any of its representatives, on the one hand, and the Commission or its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing with the Commission or other government officials relating thereto. At any time prior to the Special Meeting, whenever a party becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with the Commission or other government officials in connection with this Agreement or the transactions contemplated hereby, such party shall promptly inform the other parties of such occurrence and cooperate in the prompt filing with the Commission or its staff or any other governmental officials, and/or mailing to stockholders of the Company, of such amendment or supplement, which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly provide the other (or the other’s counsel) copies of all filings made by such party or parties with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to cooperate reasonably with each other party in connection with the preparation and filing of the preliminary proxy statement referred to above and the Proxy Statement, and any amendments or supplements to the foregoing, including providing information to the other parties with respect to itself as may be reasonably required in connection therewith.

3.3 State Takeover Statutes. Upon the request of Parent, the Company will take all reasonable steps to (i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent to the validity or applicability to the Merger of any state takeover law.

3.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VII to be fully satisfied or to determine whether such conditions have been satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the preliminary proxy statement referred to in Section 3.2, the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) seeking to have each such preliminary proxy statement cleared by the Commission as soon as reasonably practicable after filing; (iii) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (iv) (a) filing all pre-merger notification and report forms required under the Hart-Scott Act or other applicable merger control laws, (b) responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act or other applicable merger control laws, (c) promptly notifying the other party of any written communication to that party or its Affiliates from any Governmental Authority pursuant to the Hart-Scott Act or other applicable merger control laws and, subject to applicable law, permitting the other party or the other party’s counsel to review in advance any proposed written communication to any of the foregoing, (d) not participating, or permitting its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry pursuant to the Hart-Scott Act or other applicable merger control laws concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (e) with the exception of business documents deemed confidential by the Parent (including documents submitted as attachments to each of the Parent’s Notification and Report Form under the Hart-Scott Act), furnish the Company with copies of all correspondence, filings, and communication (including memoranda furnished to any Governmental Authority) between Parent and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement; (v) causing to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an “Injunction”) of any type referred to in

Section 7.1(c), or to cause to be rescinded or rendered inapplicable any statute, rule or regulation of any type referred to in Section 7.2(d); (vi) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Entity or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (vii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (iii) or (v) of this sentence, (A) no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; and (B) none of Parent or its Affiliates shall be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 7.2(d). Subject to applicable laws relating to the exchange of information, prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

3.5 Employee Matters.

(a) Subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, Parent and the Surviving Entity shall be required to maintain each Company Plan after the Effective Time unless otherwise agreed by the board of directors of the Surviving Entity after consultation with the senior management of the Surviving Entity. To the extent the Surviving Entity elects to terminate a Company Plan after the Effective Time, each employee of the Surviving Entity at such time who was an employee of the Company immediately prior to the Effective Time and entitled to participate in such terminated Company Plan (i) shall be entitled to participate in the equivalent “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent (the “Parent Plans”) to the same extent as similarly situated employees of Parent, if and to the extent Parent maintains such a plan for similarly situated employees of Parent, (ii) shall receive credit for such employee’s past service with the Company as of the Effective Time for purposes of determining eligibility, participation and vesting (but not for purposes of benefit accrual) under the Parent Plans to the extent such service was credited under the Company Plans on the Closing Date, (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Parent Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans, provided, however, that in the case of any Parent Plans that are welfare plans that require a waiting period until the first day of a calendar month, such employees shall continue to participate in a comparable Company Plan until such waiting period has expired and (iv) with respect to the plan year in which any Company Plan is so terminated, Parent Plans shall provide a credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under the Company Plans during the relevant plan year.

(b) Prior to the Effective Time, the Company shall take all necessary action to amend the Rabbi Trust Agreement for the Company’s Deferred Compensation Plan and the Rabbi Trust Agreement for the Company’s Supplemental Executive Retirement Plan (the “Rabbi Trusts”) in a form reasonably acceptable to Parent to provide that: (i) the transactions contemplated by this Agreement shall not constitute a “Change of Control” requiring accelerated Company or Surviving Entity contributions under any provision of the Rabbi Trusts, including Section 1.8 of each Rabbi Trust, and (ii) as of and following the Effective Time, the definition of “Change of Control” for purposes of the accelerated contribution provisions in each of the Rabbi Trusts shall conform to the definition of Change in Control set forth in the Provide Commerce, Inc. Value Plan, taking into account the “successors” provisions in Section 9 of such Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants and covenants to Parent and Merger Sub as follows:

4.1 Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) except as set forth on Section 4.1(c) of the Company Disclosure Schedule, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Company Charter and Company Bylaws in effect on the date hereof have been filed with the Commission and referenced as exhibits to the Company’s Annual Report on Form 10-K for the period ended June 30, 2005 (the “Company Annual Report”). No corporate action has been taken with respect to any amendment to the Company Charter or the Company Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Company Charter and the Company Bylaws described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company since January 1, 2003 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

4.2 Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.16, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by the Company of the Merger, to the approval of the Company’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 2, 2005, (i) 12,086,916 shares of Company Common Stock were issued and outstanding, including 48,000 shares of Company Restricted Stock, (ii) 498,200 shares of Company Common Stock were issued and held in the treasury by the Company, (iii) no shares of Company Preferred Stock were issued and outstanding or issued and held by the Company, (iv) 2,495,823 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and 1,296,750 additional shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (v) 375,208 shares were reserved for issuance upon exercise of Company Warrants, and (vi) 231,742 shares were reserved for issuance under the ESPP. Except as set forth in the preceding sentence, at the close of business on December 2, 2005, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights relating to the Company were issued, reserved for issuance or outstanding. Except as permitted to be granted and/or issued pursuant to Section 6.4 of this Agreement, since the close of business on December 2, 2005, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights relating to the Company have been issued other than shares of Company Common Stock issued upon exercise of Company Stock Options outstanding at the close of business on December 2, 2005 referred to in clause (iv) of the second preceding sentence in accordance with their terms or pursuant to the ESPP. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants or pursuant to the ESPP will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Common Stock and Company Stock Options were issued, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants or pursuant to the ESPP will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”).

(c) Except for the ESPP and for the Company Stock Options and the Company Warrants outstanding on the date hereof or permitted to be granted and/or issued after the date hereof pursuant to Section 6.4 of this Agreement, there are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which the Company is a party or is bound that, directly or indirectly, obligate the Company (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Company Preferred Stock or other capital stock, securities, equity interests or Voting Debt of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights, or obligating the Company to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”). Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Stock Option as of December 2, 2005 (i) the name of the Person that holds such Company Stock Option, (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (iii) the Company Stock Plan pursuant to which such Company Stock Option was issued, (iv) the grant date and expiration date of such Company Stock Option, (v) the per share exercise price of such Company Stock Option, (vi) the vesting schedule and any provisions providing for or relating to the acceleration of vesting of such Company Stock Option, and (vii) any material term or condition of such Company Stock Option that is inconsistent with, or modifies a material term and condition of, the Form of Stock Option Agreement filed as an exhibit to (or incorporated by reference in) the Company Annual Report for the Company Stock Plan under which such Company Stock Option was granted (not including modifications of and inconsistencies in the vesting schedule) and which makes such Company Stock Option materially more favorable to the holder thereof. Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding award of Company Restricted Stock as of December 2, 2005 (A) the name of the Person that holds such Company Restricted Stock, (B) the total number of shares of Company Restricted Stock subject to the award (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (C) the Company Stock Plan pursuant to which such Company Restricted Stock was issued, (D) the grant date of such Company Restricted Stock, (E) the per share purchase price of such Company Restricted Stock, (F) the vesting schedule and any provisions providing for or relating to the acceleration of vesting of such Company Restricted Stock, and (G) any material term or condition of such Company Restricted Stock that is inconsistent with, or modifies a material term and condition of, the Form of Company Restricted Stock Agreement filed as an exhibit to (or incorporated by reference in) the Company Annual Report for the Company Stock Plan under which such Company Restricted Stock was granted. Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Warrant as of December 2, 2005 (tt) the name of the Person that holds such Company Warrant, (uu) the total number of shares of Company Common Stock issuable upon exercise of such Company Warrant (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (vv) a description or name of the agreement pursuant to which such Company Warrant was issued, (ww) the expiration date of such Company Warrant, (xx) the per share exercise price of such Company Warrant, (yy) any provisions providing for or relating to the acceleration of exercise of such Company Warrant, and (zz) any material term or condition of such Company Warrant that is inconsistent with, or modifies a material term and condition of, the Form of Warrant to Purchase Common Stock filed as an exhibit to (or incorporated by reference in) the Company Annual Report. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(d) Except pursuant to the Company Stock Plans and the ESPP or as set forth on Section 4.3(d) of the Company Disclosure Schedule, the Company has not adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company, any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights or any Convertible Securities.

4.4 SEC Reports and Financial Statements; Undisclosed Liabilities.

(a) The Company has made available (and, at such time the same are filed with the Commission after the date of this Agreement, will make available) to Parent through its filings with the Commission true and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by the Company with the Commission since September 22, 2003 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, which have been filed or which will be filed are collectively referred to as the “Company SEC Reports”). The Company SEC Reports filed or to be filed with the Commission, together with all information incorporated by reference therein, constitute all of the documents (other than preliminary materials) that the Company was required to file with the Commission since January 1, 2003. As of their respective filing dates, each of the Company SEC Reports complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated under each of the Securities Act and the Exchange Act in effect on its respective filing date. As of their respective filing dates, none of the Company SEC Reports filed with the Commission contained, and none of the Company SEC Reports to be filed with the Commission subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) When filed with the Commission, the financial statements included in the Company SEC Reports complied, or will comply, as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes or schedules thereto). Such financial statements fairly present, or will fairly present, the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Except for liabilities reserved or reflected in a balance sheet included in the Company SEC Reports filed prior to the date of this Agreement or Legal Proceedings described in the Company SEC Reports filed prior to the date of this Agreement, the Company has no liabilities, whether accrued, absolute, contingent, unliquidated or other, other than (i) liabilities incurred in the ordinary course of business after September 30, 2005 that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has not guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

(d) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the Company has delivered to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(e) The Company has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. To the Company’s knowledge, there are no material weaknesses in either the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information. The Company has no knowledge of any fraud or suspected fraud involving (i) management of the Company who have a significant role in the Company’s internal control over financial reporting, (ii) any employees of the Company where such fraud could have a material effect on the financial statements of the Company or (iii) any officer or employee of the Company whose role, actions or activities would be required to be considered in certifying internal control over financial reporting of the Company pursuant to Section 404 of the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

4.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not:

(a) assuming approval and adoption of the Merger Proposal by the Company’s stockholders as contemplated by Section 4.16, conflict with or violate the Company Charter or Company Bylaws;

(b) except as set forth on Section 4.5(b) of the Company Disclosure Schedule, require any consent, approval, order or authorization of or other action by any Governmental Entity (a “Governmental Consent”) or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a “Governmental Filing”), in each case on the part of the Company, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of any other state in which the Company is qualified to do business, (B) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (C) the filing with the Commission of (1) any preliminary proxy statement and the Proxy Statement as contemplated by Section 3.2(a) and (2) such reports under Sections 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (D) such other Governmental Consents and Governmental Filings the absence or omission of which would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c) except as set forth on Section 4.5(c) of the Company Disclosure Schedule, require, on the part of the Company, any consent by or approval or authorization of (a “Contract Consent”) or notice to (a “Contract Notice”) any other Person (other than a Governmental Entity), whether under Contract or otherwise, except for such Contract Consents and Contract Notices the absence or omission of which would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) assuming that the Contract Consents and Contract Notices described in Section 4.5(c) of the Company Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or Restriction, other than Permitted Encumbrances, on any properties or assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), any Contract to which the Company is a party, by which the Company or any of its assets or properties is bound or affected or pursuant to which the Company is entitled to any rights or benefits (including Licenses), except for such Violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(e) assuming approval and adoption of the Merger Proposal by the Company’s stockholders as described in Section 4.16 and assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company, or by which any of its properties or assets are bound, except for such Violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.6 Investment Securities; Assets; No Subsidiaries or Equity Affiliates.

(a) The Company does not, directly, or indirectly, own an investment accounted for by the equity method within the meaning of GAAP. The Company does not have, and, except as set forth in Section 4.6(a) of the Company Disclosure Schedule, has never had, any Subsidiaries.

(b) The assets owned or leased by the Company are suitable and adequate for the conduct of its business as presently conducted, and the Company has good and valid title to or valid leasehold or other contractual interests in all such assets that are material to its business free and clear of all Liens other than Permitted Encumbrances.

(c) Section 4.6(c) of the Company Disclosure Schedule sets forth as of September 30, 2005 a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person (each, an “Investment Security” and collectively, the “Investment Securities”). Section 4.6(c) of the Company Disclosure Schedule (i) includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person with respect to which such Investment Security relates, the amount and nature of such interest, and (ii) lists all material Contracts to which the Company is a party or by which its assets or properties are bound evidencing such Investment Security, pursuant to which such Investment Security is held, evidencing Restrictions affecting such Investment Security or entered into in connection with the acquisition of such Investment Security.

4.7 Absence of Certain Changes or Events. Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, since September 30, 2005, (a) there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company has carried on its business in the ordinary course consistent with past practice, (c) the Company has not granted any stock options with respect to Company Common Stock to any director, officer, employee or independent contractor of the Company at an exercise price per share below the fair market value per share of the Company Common Stock on the date of such grant and (d) no action has been taken by the Company that, if Section 6.4 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no Contract to take any such action was entered into during such period.

4.8 Proxy Statement. The Proxy Statement will not, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in, and that is included or incorporated by reference in, any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will not, at the respective times such documents are filed, and at the time of the stockholder vote taken at the Special Meeting or on the Closing Date, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Proxy Statement and the furnishing thereof by the Company will comply in all respects with the applicable requirements of the Exchange Act and the DGCL.

4.9 Legal Proceedings. Except as set forth on Section 4.9 of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, there is no (a) Legal Proceeding pending or, to the Company’s knowledge, threatened in writing, against, involving or affecting the Company or any of its assets or rights, in each case, that involves a claim for damages (or threatened claim that could reasonably be expected to result in damages) in excess of $100,000 individually or $1,000,000 in the aggregate, (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (c) as of the date of this Agreement, Legal Proceeding pending or, to the Company’s knowledge, threatened in writing, against the Company that seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith, or (d) as of the date of this Agreement, Injunction of any type described in Section 7.1(c); provided that any Legal Proceeding or Injunction of a type referred to in subsections (c) or (d) hereof shall not, for any purposes, be also considered under subsections (a) or (b) hereof.

4.10 Licenses; Compliance with Laws and Regulatory Requirements.

(a) The Company holds all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”), required for or which are material to the ownership of the assets and the operation of the business of the Company, except for those Licenses which the failure to hold has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with, and has conducted its business so as to comply with, the terms of its Licenses and with all laws, rules, regulations, ordinances and codes (domestic or foreign) applicable to it, its properties or other assets or its business or operations, except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company (i) has all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company (the “Permits”), (ii) has duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) is not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(b) (i) the Company and the operation of its business, equipment and other assets and the facilities owned or leased by it are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company holds all Licenses required under Environmental Laws necessary to enable it to own, lease or otherwise hold its assets and to carry on its business as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or to the Company’s knowledge, threatened against the Company relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or to the Company’s knowledge, threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company, or resulting from any activity of the Company, (v) the Company has not received any written notice alleging a violation of or liability of the Company under any Environmental Laws and (vi) the Company has not contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term “Environmental Laws” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

(c) The Company is not in conflict with, in default or violation of, and since January 1, 2003 has not been investigated for, or charged by any Governmental Entity with, a violation of any material law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected, except for any such conflict, default or violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In furtherance and not in limitation of the foregoing, the Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the business or operations of such entities and which is or was illegal under any applicable law (including the U.S. Foreign Corrupt Practices Act and rules and regulations promulgated thereunder).

4.11 Brokers or Finders. Other than J.P. Morgan Securities Inc. (“JPMorgan”), no agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or its directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement. A true and complete copy of the engagement letter pursuant to which any such fee, commission or reimbursement obligation is payable, or indemnification or contribution obligation is provided, has been made available to Parent by the Company prior to the date of this Agreement.

4.12 Tax Matters.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, the Company has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns that it was required to file pursuant to the Code (and any applicable Treasury Regulations) and all other applicable federal, state, local and foreign laws. All such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable federal, state, local and foreign laws. All Taxes due and owing by the Company have been paid, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserves for deferred Taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any authority in a jurisdiction where the Company does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction. There are no Liens or security interests on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable federal, state, local and foreign law.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, none of the Tax Returns filed by the Company has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities, and no notice of such an audit or examination has been received. No issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no examinations or other administrative or court proceedings relating to Taxes of the Company in progress or pending, nor has the Company received any written notice or report asserting a material Tax deficiency with respect to the Company. There are no current, or threatened in writing, actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company.

(d) The Company has not waived any statute of limitations in respect of Taxes that remains in effect or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company will not be required to include, in a taxable period ending after the Closing Date, taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Reports) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (i) an open transaction disposition made on or before the Closing Date, (ii) a prepaid amount received on or prior to the Closing Date, (iii) any method of accounting for Tax purposes (including the installment method or the long-term contract method of accounting) or Section 481 of the Code or (iv) any comparable provisions of state, local or foreign law, or for any other reason.

(f) The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company, (ii) is not and has not been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than a group the common parent of which is the Company, (iii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, and (iv) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (or is otherwise a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(h) The Company (x) does not have, and has never had, a permanent establishment for Tax purposes under the applicable laws of any country, other than the United States and (y) is not, and has never been, a resident for Tax purposes under the applicable laws of any country, other than the United States.

(i) All transactions and agreements between or among any of the Company, and its Affiliates, are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder.

(j) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company has adequately disclosed on all U.S. federal Tax Returns that it is required to file (i) all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and (ii) all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b) in accordance with the Treasury Regulations prescribed under Section 6011 of the Code.

(k) The Company is not a party to or bound by any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

(l) The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Except as set forth in Section 4.12(m) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company is a party covering any employee, former employee, officer, director, shareholder or contract worker of the

Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

4.13 Employee Matters.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all: (i) employee benefit plans (as defined in Section 3(3) of ERISA), including retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, hospitalization, medical, dental, vision care, disability, life, accident or other insurance plans, programs or arrangements, (ii) stock option, stock purchase, phantom stock or stock appreciation right, plans, programs or arrangements, (iii) severance, termination pay or supplemental unemployment benefits plans, programs or arrangements and (iv) bonus or incentive plans, programs or arrangements (including fringe benefit plans or arrangements) sponsored, maintained or contributed to or required to be contributed to at any time by the Company for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained, sponsored or contributed to under the laws of any foreign country (the “Company Plans”). To the extent applicable, the Company has heretofore delivered to Parent true and complete copies of (i) each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years, (iv) a copy of the most recent summary plan description (“SPD”) and any summary of material modifications issued since the most recent SPD and (v) all required actuarial reports for the last three plan years of each Company Plan. Except as specifically provided in the foregoing documents delivered to Parent or as set forth on Section 4.13(a)(x) of the Company Disclosure Schedule, there are no amendments to any Company Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Company Plan.

(b) No Company Plan is subject to Title IV of ERISA or section 412 of the Code and neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliate”) sponsored, maintained, contributed to or bore any liabilities (contingent or otherwise) with respect to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time. Neither the Company nor any ERISA Affiliate maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or section 412 of the Code against the Company or any ERISA Affiliate and there has not been any event or circumstance which could reasonably be expected to result in such liability.

(c) Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter or may rely upon an opinion letter that it so qualifies and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Company’s knowledge, nothing has occurred that would adversely affect the qualification of any such plan. No Company Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code.

(d) The Company is not a party to or bound by the terms of any collective bargaining agreement. The Company is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the Company’s knowledge, threatened against the Company, and during the past five years the Company has not experienced a work stoppage.

(e) Each Company Plan has been operated and administered in material compliance with its terms and applicable law, including ERISA and the Code. Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, there are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). Each individual providing services to the Company has been properly classified for purposes of the Company Plans and applicable withholding statutes.

(f) No Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law or coverage that is fully paid by the former employee).

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a true and complete list of each of the following agreements, arrangements and commitments to which the Company is a party or by which any of them may be bound (true and complete copies of which have been delivered to Parent): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company upon 60 days’ or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, (i) no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by the Company (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an “excess parachute payment” under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from the Company, the Surviving Entity or any other Person (a “Parachute Gross-Up Payment”) in the event that the excise tax of Section 4999 of the Code is imposed on such Person and (iv) the Company has not granted to any Person any right to receive any Parachute Gross-Up Payment.

(i) To the Company’s knowledge, the Company has administered each Company Plan that is subject to Section 409A of the Code in good faith compliance with IRS Notice 2005-1.

(j) Section 4.13(j) of the Company Disclosure Schedule sets forth each Company Plan designed to be a “top hat” pension plan for purposes of ERISA (a “Top Hat Plan”). Each Top Hat Plan has been limited to a select group of management and highly compensated employees and is and has been unfunded for purposes of ERISA. A timely filing for each Top Hat Plan has been made under Department of Labor Regulation Section 2520.104-23. Section 4.13(j) of the Company Disclosure Schedule lists the value of the assets held in each rabbi trust associated with the “top hat” pension plans maintained by the Company as of the most recent date for which the data is available.

4.14 Fairness Opinion. JPMorgan has orally advised the Company Board of its opinion that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and has agreed to confirm such opinion in writing (the “Fairness Opinion”) to the Company Board within two days after the date hereof. The Company will, promptly after its receipt thereof, make available to Parent a true and complete copy of the executed Fairness Opinion and will include it in or as an annex to the Proxy Statement.

4.15 Recommendation of the Company Board. The Company Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the Merger is fair to and in the best interests of the Company’s stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the Merger contemplated hereby by the stockholders of the Company.

4.16 Vote Required. The only vote of stockholders of the Company required under the DGCL, the NASDAQ requirements, the Company Charter, the Company Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, including the Merger, is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such consummation.

4.17 Patents, Trademarks and Other Rights.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth complete and accurate lists and status of all registered foreign and domestic Intellectual Property owned exclusively by the Company (the “Company Owned Intellectual Property”) and all material Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use, other than retail “shrink wrap,” licenses coupled or associated with IT Assets or generally available retail types of licenses (the “Company Licensed Intellectual Property” and, together with the Company Owned Intellectual Property, the “Business Intellectual Property”);

(b) The Company owns exclusively all the Company Owned Intellectual Property. With respect to the Company Owned Intellectual Property (other than patents, patent applications, or invention disclosure records), the Company has good and valid title thereto free and clear of all Liens other than Permitted Encumbrances, or exclusive licenses or cross-licenses or escrow arrangements, or covenants not-to-sue, or any obligations to impose or enter into any of the foregoing. With respect to all Company Licensed Intellectual Property, to the Company’s knowledge, the Company has the right to use such Intellectual Property in the manner and subject to limitations on the scope of such use as set forth in such licenses or sublicenses, free from any Lien granted or incurred by the Company and not subject to any restrictions granted or incurred by the Company, other than (A) as set forth in such license or sublicense agreement; or (B) Permitted Encumbrances.

(c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Legal Proceeding, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim that the Company has violated any third-party Intellectual Property rights. Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, to the Company’s knowledge, no claim has been threatened in writing against the Company or any of its indemnitees for violation of any third-party Intellectual Property rights.

(d) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Suit is pending, nor to the Company’s knowledge, threatened in writing against the Company, concerning any Contract relating to the Business Intellectual Property to which the Company is a party (collectively, the “Intellectual Property Contracts”), including any Suit concerning any claim that the Company or another Person has breached any such Intellectual Property Contract. To the Company’s knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or, to the Company’s knowledge, another Person under any Intellectual Property Contract in either case, giving a rise to a right of termination, a right to enjoin any operations or activities of the Company, or an obligation to pay damages. No party to any Intellectual Property Contract has given the Company notice of its intention to cancel, terminate, or change the scope of rights under any such Intellectual Property Contract.

(e) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Suit is pending or, to the

Company’s knowledge, threatened in writing against the Company, concerning a claim that any such Company Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company, other than in each instance such as would not reasonably be likely to have a Company Material Adverse Effect.

(f) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no licensor of the Company Licensed Intellectual Property nor any third party claiming rights superior to the Company Licensed Intellectual Property has notified the Company in writing that the Company Licensed Intellectual Property as utilized by the Company is unenforceable, invalid, unlicensed or unauthorized, or infringes upon a third party’s intellectual property rights, and no Suit or other proceeding is pending or has been, to the Company’s knowledge, threatened in writing against the Company, alleging such unenforceability, invalidity, unlicensed or unauthorized conduct, or infringement by the Company or with respect to the Company Licensed Intellectual Property.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, to the Company’s knowledge, no Person is violating any of the Company’s rights in the Business Intellectual Property.

(h) To the Company’s knowledge, the Company owns or otherwise has the right to use all material Intellectual Property used by the Company, including all material software currently used by the Company immediately prior to the date of this Agreement. Subject to the receipt of the Contract Consents and Contract Notices, all such rights to material Intellectual Property shall survive the execution, consummation and performance of this Agreement unchanged.

(i) The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets which are Company Owned Intellectual Property (collectively, “Business Trade Secrets”). Except as set forth in Section 4.17(i) of the Company Disclosure Schedule, to the Company’s knowledge: (i) the Business Trade Secrets have only been disclosed or made accessible to Persons with a bona fide business purpose and need for receiving or accessing such information; (ii) each such Person has executed a valid and appropriate non-disclosure and non-use agreement in connection therewith; and (iii) each employee of the Company has entered into an agreement with the Company pursuant to which such employee has agreed that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, developed or caused to be reduced to practice by such employee of the Company during the term of, and that relates to, such employee’s employment with the Company shall promptly vest in the Company.

(j) To the Company’s knowledge, there are no defects in any Company-owned software which provides end user functionality on any of the Company’s websites. The Company’s material IT Assets operate and perform in all material respects in accordance with past performance, subject to reasonable scheduled and unscheduled downtime. To the Company’s knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms”, viruses or other similar devices or effects that (i) enable or assist any Person to access without authorization the IT Assets or (ii) otherwise hinder operation of material functionality of the IT Assets except as disclosed in its documentation. The Company has taken reasonable measures to protect the confidentiality of its trade secrets and confidential information contained within the IT Assets. The Company has taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Company’s knowledge, no Person has access to any material IT Assets without proper authorization.

(k) All computer software that is Company Owned Intellectual Property has been exclusively developed either (i) internally by employees of the Company working within the scope of their employment or (ii) by third Persons pursuant to written work made for hire and/or assignment agreements placing ownership of such computer software with the Company. True and complete copies of all such agreements have been made available to Parent.

(l) No Suit is pending or, to the Company’s knowledge, threatened in writing against the Company concerning any claim that the Company has violated the terms of any applicable privacy statement or similar policy published by the Company. The Company complies with such statement or similar policy in effect as of the date hereof and hereafter in all material respects.

(m) The Company does not distribute Spyware or Adware in connection with the business it conducts which is in contravention of applicable laws or the Company’s privacy policies posted on its websites. “Spyware” means any software that gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), other than information (i) reasonably gathered in connection with services or information provided by the Company to such users or (ii) that is not associated with personally identifiable information. “Adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity or which is used to distribute Spyware.

4.18 Certain Agreements, Affiliate Transactions and Insurance.

(a) In addition to the Contracts filed as exhibits or incorporated by reference into the Company Annual Report, Section 4.18(a) of the Company Disclosure Schedule lists or describes each other Contract to which the Company is a party, or by which any of its assets are subject or bound, of the following nature (each Contract listed or required to be listed on Section 4.18(a) of the Company Disclosure Schedule, along with each Contract listed or described, or required to be listed or described, on Sections 4.3(c), 4.3(d), 4.6(a), 4.18(b) or 4.18(c) of the Company Disclosure Schedule, a “Material Contract”):

(i) Contracts that materially restrict the conduct of any line of business by the Company or any of its Affiliates, including, following the Merger, Parent or any of its Affiliates;

(ii) Contracts that were entered into outside the ordinary course of business and pursuant to which any material obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

(iii) employment, bonus or consulting agreements or arrangements involving potential payments in excess of $250,000 over any period of 12 months or more;

(iv) (other than any plan or agreement covered by Section 4.13 hereof) Contracts in which any of the benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v) material Intellectual Property Contracts (other than retail “shrink wrap” licenses);

(vi) Contracts evidencing or securing Indebtedness of the Company (other than trade accounts arising in the ordinary course of business that do not exceed $100,000 individually or $500,000 in the aggregate);

(vii) Contracts in which the Company has guaranteed the obligations of any Person or that may require the Company to indemnify any other Person, other than Contracts entered into in the ordinary course of business and consistent with past practices;

(viii) Contracts with any search engine (or affiliate thereof), portal (or affiliate thereof) or any other Person that provided, during the year ended December 31, 2004, or that during the year ending December 31, 2005, is reasonably expected to provide, more than 5% of the visitors to www.proflowers.com;

(ix) any Contract involving the potential payment in a 12-month period (A) by the Company of $500,000 or more or (B) to the Company of an amount that is reasonably likely to be $50,000 or more, in each case including agreements with suppliers, wholesalers and advertisers;

(x) Contracts that guarantee any Person a particular amount of payment from the Company irrespective of such Person’s performance of any of its obligations under such Contract;

(xi) Contracts that are material to the business of the Company that contain a Change of Control Covenant; and

(xii) Contracts giving any Person the right (contingent or otherwise) to require the Company to register under the Securities Act any securities or to participate in any registration of such securities.

Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), and the Company has taken all actions necessary to comply in all material respects with such Material Contract and is not in material breach or material violation of or material default under (with or without notice or lapse of time or both) of any such Material Contract. To the Company’s knowledge, all parties to the Material

Contracts other than the Company have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has made available to Parent a true and correct copy of each Material Contract that is in writing, and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Section 4.18(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as currently conducted and (ii) the Company is not a party to, and none of its assets is bound by, any Contract or any judgment, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent or any Affiliate of Parent (other than the Surviving Entity) or any Contract or any judgment, injunction, order or decree in respect of which any act or omission of Parent or any Affiliate of Parent (other than the Surviving Entity) would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder or result in any Lien or Restriction on any of the material assets of the Surviving Entity. The Company has made available to Parent a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, on Section 4.18(b) of the Company Disclosure Schedule.

(c) Section 4.18(c) of the Company Disclosure Schedule lists or describes all transactions and Contracts between the Company, on the one hand, and any director, executive officer or Significant Stockholder of the Company, on the other hand. The Company has made available to Parent a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, on Section 4.18(c) of the Company Disclosure Schedule.

(d) Section 4.18(d) of the Company Disclosure Schedule sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, theft and sprinkler and water damage insurance policies maintained by the Company. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each policy set forth, or required to be set forth, on Section 4.18(d) of the Company Disclosure Schedule.

(e) Section 4.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company (the “Leased Real Property”). The Company does not own any real property. All of the leases or subleases of the Leased Real Property (the “Leases”) are valid, binding and in full force and effect, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ right’s generally, or by principles governing the availability of equitable remedies. No Lease is subject to any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease or any right to the use or occupancy of any Leased Real Property, other than Permitted Encumbrances. The Company, as lessee under each Lease, is now in possession of all of the applicable Leased Real Property. There is no pending or, to the Company’s knowledge, threatened proceeding that might interfere in any material respect with the quiet enjoyment of the lessee. To the Company’s knowledge, the Company has performed all material obligations required to be performed by it to date under each Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company under any such Lease. The Company has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof. As used herein, the term “Lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

4.19 Not an Investment Company. The Company is not an “investment company” subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

4.20 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that none of Parent or any Affiliate of Parent will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended to the date hereof.

5.2 Authorization and Validity of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

5.3 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, will not:

(a) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b) require any Governmental Consent or Governmental Filing, in each case on the part of Parent or any Subsidiary of Parent, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (iii) the filing with the Commission of such reports and other documents under Sections 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (iv) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(c) require, on the part of Parent or any Subsidiary of Parent, any Contract Consent by, or Contract Notice to, any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(d) give rise to any Violation of any Contract to which Parent or any Subsidiary of Parent is a party, by which Parent, any Subsidiary of Parent or any of their respective assets or properties is bound or affected or pursuant to which Parent or any Subsidiary of Parent is entitled to any rights or benefits, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(e) assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 5.3 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Parent or any Subsidiary of Parent or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4 Proxy Statement. None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (a) the Proxy Statement or any amendment or supplement thereto or (b) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of mailing to the Company’s stockholders or at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication.

5.5 Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of Merger Consideration upon consummation of the transactions contemplated hereby.

5.6 Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Parent or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

5.7 No Prior Activities. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. As of the date hereof and immediately prior to the Effective Time, except for agreements, obligations or liabilities entered into or incurred in connection with its incorporation or organization and the transactions contemplated hereby (including the Surviving Entity Agreements), Merger Sub has not and will not have incurred, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Access to Information Concerning Properties and Records.

(a) From the date hereof to the Effective Time, upon reasonable notice, the Company will (and will use commercially reasonable efforts to cause its accountants and Affiliates, to) afford to the officers, employees, counsel, bankers, accountants and other authorized representatives of Parent reasonable access during normal business hours and upon reasonable prior notice to all of the Company’s properties, personnel, books and records and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request consistent with Parent’s rights and obligations under this Agreement. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) No investigation pursuant to this Section 6.1 shall affect or otherwise obviate or diminish any representations or warranties of any party or conditions to the obligations of any party.

6.2 Confidentiality. Each of the parties shall hold all information furnished by or on behalf of any other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.1 in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement between Parent and the Company, dated as of November 8, 2005 (the “Confidentiality Agreement”). The parties acknowledge and agree that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not be deemed a breach or violation of the Confidentiality Agreement.

6.3 Public Announcements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or the New York Stock Exchange, each party shall use reasonable efforts to consult with, and use reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, the Company and Parent will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

6.4 Conduct of the Company’s Business Pending the Effective Time. Except as set forth in Section 6.4 of the Company Disclosure Schedule or as permitted, required or specifically contemplated by this Agreement, or consented to or approved in writing by Parent (which consent shall not be unreasonably withheld or delayed), during the period commencing on the date hereof (or, in the case of clause (c) below, December 2, 2005) and ending at the Effective Time, the Company will:

(a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

(b) use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it;

(c) not (i) make or permit any change or amendments in the Company Charter or Company Bylaws; (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options or Company Warrants outstanding on the date hereof or pursuant to the terms of an offering period under the ESPP), any Convertible Securities or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any equity interests, other securities, Convertible Securities or phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights of the Company (other than as required under the Company Stock Plans); (v) amend or modify, or accelerate, amend or change the period of exercisability or vesting of, any outstanding Company Stock Options or other Convertible Securities (other than pursuant to the terms of each Company Stock Plan as a result of the transactions contemplated hereby as expressly contemplated in Section 2.3(b)(i)), or adopt, authorize or amend any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement (including any Company Stock Plan); (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities; (viii) sell, transfer or otherwise dispose of, or pledge any Investment Security; (ix) purchase, form, create, or otherwise acquire any direct or indirect Subsidiary of the Company; or (x) enter into or assume any Contract with respect to any of the foregoing;

(d) not (i) modify or change in any material respect any Material Contract or any other Contract that is material to the business of the Company, other than in the ordinary course of business consistent with past practice; (ii) terminate any Material Contract or any other Contract that is material to the business of the Company, (iii) enter into any new employment, consulting, contractor, agency or commission agreement, make any amendment or modification to any such existing agreement or grant any increases in compensation, other than (A) the regular annual salary increases required to be made pursuant to the terms of existing employment agreements with employees of the Company who are not directors or officers of the Company or (B) as consistent with past practices in a manner which does not materially increase the compensation expense or benefits to employees taken as a whole; (iv) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.13(a), except to the extent required by any applicable law, the existing terms of any such plan or the provisions of this Agreement; (v) modify, amend, renew or enter into any directors’ and officers’ insurance policy with respect to the Company; (vi) provide security for any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any assets or rights of the Company, except in any such case for Permitted Encumbrances; (vii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (viii) cancel or forgive any Indebtedness or waive any claims or rights of substantial value; (ix) except as set forth on the Company Operating Plan attached to Section 6.4 of the Company Disclosure Schedule, make or authorize any capital expenditures other than in the ordinary course of business in amounts of more than $50,000 individually or $300,000 in the aggregate; (x) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness; (xi) other than as specifically permitted by this Agreement and other than the normal cash management practices (including reimbursement of business expenses) of the Company conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any Significant Stockholder or director, former director, officer, former officer, partner, Affiliate of the Company not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Schedule; (xii) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xiii) settle or compromise any claims, litigation or arbitration; (xiv) amend, modify or change in any respect any Surviving Entity Agreement or Warrant Letter Agreement; or (xv) enter into or assume any Contract with respect to any of the foregoing;

(e) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company;

(f) not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company;

(g) not incur any amount of Indebtedness or assume or enter into any Contract to do so;

(h) not (i) provide, or enter into any Contract that provides, or amend, modify or change any existing Contract to provide (A) that the Company would be required to exclusively use the products or services provided by another party (or an Affiliate thereof) or a specified third party (or refrain from using the products and services of any Person other than such other party or such specified other Person) within any geographic area or line of products or services or field of use, (B) that the Company will not sue or otherwise institute legal action against any other Person for any reason, (C) any agreements with third parties for the exchange and/or protection of confidential information, other than agreements with employees, potential employees, vendors and consultants in the ordinary course of business consistent with past practice and not under circumstances that would cause a violation of Section 6.5 of this Agreement, (D) rights or obligations that are binding upon, or purport to be binding upon, any Person (other than any Subsidiary of the Company) that is not a party to such Contract (E) any provisions requiring the Company to indemnify any Person; (F) that the Company guarantee any Person a particular amount of payment from the Company irrespective of such Person’s performance of any of its obligations; (G) that purport to limit in any respect either the type of business in which the Company (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; or (H) a Change of Control Covenant with respect to the Company; (ii) other than in the ordinary course of business consistent with past practice, (A) sell, assign, otherwise transfer, sublicense or enter into any Contract with respect to any Business Intellectual Property; or (B) sell, license or transfer to any person or entity any rights to any Company Owned Intellectual Property; (iii) sue or otherwise institute legal action (including by the assertion of a counterclaim) against any Person other than ordinary contract and commercial litigation that the Company does not reasonably expect to result in total costs to the Company in excess of $500,000; or (iv) solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to, or enter into or assume any Contract with respect to, any of the foregoing;

(i) not (i) make (other than in the ordinary course of business consistent with past practice), revoke or amend any material Tax election; (ii) make any material change in any accounting, financial reporting or existing and material Tax practice or policy; (iii) enter into or amend any agreement, or settle or compromise any suit, claim, action, investigation, proceeding or audit, in respect of any material amount of Tax; (iv) change the Company’s auditors; or (v) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated;

(j) not take any action that would cause its representations and warranties contained in this Agreement to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company;

(k) not make any capital contribution to any Person or acquire any securities or other debt or equity interests in any other Person or enter into or assume any Contract with respect to the foregoing;

(l) not revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable, except as required by GAAP;

(m) prepare budgets, forecasts, and other internal management reports in a manner and at times consistent with the Company’s past practice; and

(n) give prompt notice in writing to Parent of (i) any information that indicates that any of the Company’s representations or warranties contained herein were not true and correct as of the date hereof or will not be true and correct as of the Effective Time (except for changes permitted or contemplated by this Agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VII hereof to be satisfied; (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party; and (iv) any notice of, or other communication relating to, any litigation referred to in Section 6.8 or any order or judgment entered or rendered therein.

6.5 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of the Company to, directly or indirectly, or otherwise (i) solicit, initiate or encourage any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with or furnish or cause to be furnished any non-public information concerning the business or assets of the Company, to any Person (other than Parent or any of Parent’s Affiliates) that has made, or has informed the Company that it is seeking to make, an Alternative Proposal, (iv) approve, recommend or permit the Company to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant to any Person (other than Parent) any waiver or release of any standstill agreement, or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing. Notwithstanding the foregoing, provided that the Company has not breached or violated any of the provisions of this Section 6.5, nothing contained in this Section 6.5 shall prevent the Company or the Company Board or any committee of the Company Board from (A) complying with Rule 14e-2, Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Alternative Proposal; (B)(i) withdrawing or modifying its recommendation with respect to the Merger, (ii) recommending to the stockholders of the Company an Alternative Proposal received by the Company Board pursuant to an unsolicited, bona fide written offer made under circumstances not involving a breach of this Agreement, (iii) amending or granting any Person a waiver or release of any standstill agreement, or (iv) engaging in discussions or negotiations with (or permitting any officer, director, or employee of, or any investment banker, attorney or accountant or other advisor of the Company from engaging in discussions or negotiations with) and furnishing non-public information concerning the Company and any business or assets of the Company if, in each such case, the Company Board or any committee of the Company Board (x) determines in good faith by a majority vote after consultation with its financial advisor (which shall be a firm of national reputation), that such Alternative Proposal is reasonably likely to result in a Superior Proposal (as defined below), and (y) after consulting with and receiving the advice of the Company’s outside legal counsel, determines in good faith by a majority vote that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, or (C) entering into any binding, definitive agreement with any Person with respect to any Superior Proposal in connection with the termination of this Agreement pursuant to Section 8.3(a) and after having paid the Termination Fee pursuant to Section 8.5(c). The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5.

(b) For purposes of this Agreement, a “Superior Proposal” shall mean an Alternative Proposal that satisfies clauses (w), (x) or (y) (and clauses (A), (B) and (C) of this sentence) (w) if relating to the issuance by the Company of any equity interest in or any voting securities of the Company, must contemplate the issuance of more than 50% rather than 20% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of the Company, must contemplate the acquisition of more than 50%, rather than 20% or more, of the total of such assets, and (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company, must contemplate the acquisition of more than 50%, rather than 20% or more, of the then outstanding shares of capital stock of the Company) that, (A) is financially superior to the Merger, as determined in good faith by a majority of the Company Board after having consulted with, and receiving advice from, the Company’s financial advisors, which shall be a firm of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the Company Board, is reasonably likely to be obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of a majority of the Company Board (after consultation with its outside legal counsel).

(c) The Company shall promptly notify Parent in writing of its intention to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal (which notice shall include the most current version of any such agreement) and shall provide Parent (for at least three business days following the receipt by Parent of such notice) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal. The provisions of this paragraph shall apply to successive Superior Proposals (provided that each such Superior Proposal shall meet the then applicable requirements thereof, based upon the terms of this Agreement in effect on the date hereof or as such terms shall be modified, amended or superseded).

(d) The Company shall within 48 hours of the receipt thereof by the Company or any member of the Company Board or executive officer of the Company, advise Parent orally and in writing of any request for information in connection with any Alternative Proposal or of any Alternative Proposal, or any inquiry, offer or proposal which would reasonably be expected to lead to any Alternative Proposal (whether made directly to the Company or one of its advisers), the material terms and conditions of such request, Alternative Proposal or inquiry, offer or proposal, and the identity of the Person making any such request, Alternative Proposal or inquiry, offer or proposal. The Company shall keep Parent reasonably informed of the status and details of any such request, Alternative Proposal or inquiry, offer or proposal.

(e) Notwithstanding anything to the contrary in Section 6.5(a), the Company shall not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a non-disclosure and standstill agreement containing terms no less restrictive upon such third party, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, provided that any such non-disclosure and standstill agreement shall not provide such third party with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement. Any non-public information furnished or disclosed to any third party pursuant to any such non-disclosure and standstill agreement shall contemporaneously be furnished or disclosed to Parent (to the extent such information has not been previously delivered or furnished to Parent).

(f) The Company shall immediately cease any existing discussion or negotiations with any Persons (other than Parent) conducted prior to the date of this Agreement with respect to an Alternative Proposal and will, with respect to any Person who the Company has had any discussions or negotiations within the 12-month period immediately preceding the date of this Agreement, exercise fully its rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by the Company or its representatives to any such Persons (it being understood and agreed that the exercise of such right to require such return or destruction shall not be deemed a breach of Section 6.5(a)).

6.6 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the fee for filing under the Hart-Scott Act will be borne one-half by Parent and one-half by the Company.

6.7 Actions by Merger Sub. In its capacity as the sole stockholder of Merger Sub, Parent will cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

6.8 Defense of Litigation. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent. Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

6.9 Indemnification of Directors and Officers.

(a) From and after the Effective Time, the Surviving Entity will indemnify, defend and hold harmless the present and former officers and directors of the Company (when acting in such capacity) (each, an “Indemnified Party” and together, the “Indemnified Parties”) (and will also, subject to Section 6.9(b), advance expenses as incurred to the same extent as such persons are indemnified as in effect as of the date hereof pursuant to the Company Charter, the Company Bylaws and otherwise to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against all losses, costs, expenses, claims, damages, judgments or liabilities incurred in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the “Indemnified Liabilities”); provided, however, that such indemnification will be provided only to the extent any directors’ and officers’ liability insurance policy of the

Company does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Entity shall, subject to Section 6.9(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case the Surviving Entity shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the Company Charter or Company Bylaws or pursuant to other agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years after the Effective Time. The Surviving Entity shall maintain in effect for not less than six years after the Effective Time the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that in no event shall the Surviving Entity be required to pay an annual premium for such insurance in excess of 120% of the last annual premium paid prior to the date hereof, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.

(b) If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company and the Surviving Entity agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), will promptly notify the Surviving Entity thereof, whereupon the Surviving Entity will have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Entity will pay or cause to be paid all reasonable fees and expenses of such counsel; provided, however, that the Surviving Entity will not be obligated pursuant to this Section 6.9(b) to pay for more than one firm or counsel to represent all Indemnified Parties in any jurisdiction and (ii) the Indemnified Parties will cooperate in the defense of such matter. The Surviving Entity will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 6.9, the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law.

(c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the Company Bylaws or other agreement in effect as of the date of the date hereof, the DGCL or otherwise.

(d) This Section 6.9 is intended to benefit the Indemnified Parties and will be enforceable by each Indemnified Party, his or her heirs and representatives and will be binding on all successors and assigns of Parent, Merger Sub and the Surviving Entity. If Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent or the Surviving Entity, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 6.9.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Parent, Merger Sub and the Company. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent for itself and Merger Sub (but not for the Company), or by the Company for itself (but not for Parent or Merger Sub):

(a) Approval of Stockholders. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law, the Company Charter and the Company Bylaws.

(b) Hart-Scott Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission.

(c) Absence of Injunctions. No permanent or preliminary Injunction or restraining order by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, shall be in effect (i) preventing consummation of the transactions contemplated hereby as provided herein, or (ii) permitting such consummation subject to any condition or restriction that would have a Company Material Adverse Effect or a Parent Material Adverse Effect if the Merger were to be consummated.

7.2 Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in the first four sentences of Section 4.3(a) shall be true and correct in all respects (other than insubstantial numerical inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation and warranty speaks as of a specified earlier date. The representations and warranties of the Company contained in Section 4.2, Section 4.3(b), the first sentence of Section 4.3(c), Section 4.3(d), Section 4.14, Section 4.15, Section 4.16, Section 4.19 and Section 4.20 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representation and warranty speaks as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officers’ Certificate. The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer certifying as to the fulfillment of the conditions specified in Section 7.1(a), Sections 7.2(a) and 7.2(b) and (ii) a certificate of the Secretary of the Company certifying, among other things, the resolutions of the Company Board referred to in Section 4.15, any subsequent resolutions of the Company Board with respect to the Merger and the resolution of the Company’s stockholders approving the Merger Proposal.

(d) No Adverse Enactments. There shall not have been any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall not be pending any lawsuit or legal proceeding commenced with respect to the Merger by any Governmental Entity, which lawsuit or legal proceeding is likely to result in a judgment adverse to Parent or the Company that (i) makes the Merger illegal or imposes material damages or penalties in connection therewith, (ii) requires Parent, the Surviving Entity or any of their respective Subsidiaries to divest or hold separate any material portion of the assets or business of Parent, the Surviving Entity or any of their respective Subsidiaries, if the Merger is consummated, (iii) imposes material limitations on the ability of Parent to effectively exercise full rights of ownership of shares of capital stock of the Surviving Entity (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Entity) or makes or may make the holding by Parent of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibits or unreasonably delays the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(e) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in Section 4.5 required in connection with the consummation of the transactions contemplated hereby shall have been obtained and given and shall be in full force and effect, other than those which, if not obtained or given, or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated hereby, a Parent Material Adverse Effect, or a Material Adverse Effect on the Surviving Entity.

(f) Receipt of Licenses, Permits and Consents. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and filings due after the Effective Time, all Local Approvals, and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, other than those which, if not obtained or in force or effect, would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby, a Parent Material Adverse Effect or a Material Adverse Effect on the Surviving Entity.

(g) Surviving Entity Agreements. The Surviving Entity Agreements shall be in full force and effect immediately prior to the Effective Time and no party (other than Parent) shall have taken any action (including the delivery of notice) to terminate, cancel or accelerate any such Surviving Entity Agreement, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective.

(h) No Material Adverse Effect. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a material adverse change in the matters disclosed to Parent in the Company Disclosure Schedule of a nature that would not reasonably be expected based on the content of such disclosure, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent contained in Sections 5.1 and 5.2 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of Parent contained herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Performance of Agreements. Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Officers’ Certificates. Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent if the Boards of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated (upon notice from the terminating party to the other party) and the Merger may be abandoned at any time prior to the Closing by either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 2006, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date; (b) the approval of the Merger Proposal by the stockholders of the Company shall not have been obtained upon a final vote taken at the Special Meeting or at any duly held adjournment or postponement thereof; provided, that the right to terminate pursuant to this clause (b) shall not be available to any party whose breach of any provision of this Agreement results in the failure to obtain such approval of the stockholders, and provided further, that the right to terminate pursuant to this clause (b) shall not be available to the Company until two days following the date on which the stockholders of the Company failed to approve the Merger Proposal at the Special Meeting (or at any duly held adjournment or postponement thereof) if prior thereto the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, or (following the public announcement by a third party of an Alternative Proposal) failed to reconfirm its recommendation of this Agreement within three business days after written request by Parent to do so; or (c) any order, decree or ruling by any court of competent jurisdiction in the United States or other Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, by the Company:

(a) prior to the approval by stockholders of the Company referred to in Section 7.1(a) and provided the Company is not in breach of Section 6.5 or in material breach of any of the other terms of this Agreement, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iii) the Company pays to Parent in immediately available funds the Termination Fee, and (iv) the Company delivers to Parent a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the Termination Fee and that it waives any right that it may have to contest the amount so payable. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the fourth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

(b) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if Parent or Merger Sub breach or fail in any material respect to perform or comply with any of its covenants and agreements contained herein or breach any of its representations and warranties, in each case that is not curable, such that the conditions set forth in Sections 7.3(a) or 7.3(b) cannot be satisfied.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, by Parent:

(a) prior to the approval by the stockholders of the Company referred to in Section 7.1(a), if the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or, following the public announcement by a third party of an Alternative Proposal, failed to reconfirm its recommendation of this Agreement within three business days after a written request by Parent to do so;

(b) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if any of the Surviving Entity Agreements is terminated or is no longer in full force and effect (other than through the action or inaction of Parent); and

(c) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if (i) the Company fails in any material respect to perform or comply with any of its covenants or agreements contained herein (including any failure to perform its obligations under Section 3.1 and Section 3.2) or breaches any of its representations and warranties, in each case, that is not curable, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) cannot be satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.6, this Section 8.5 and Article IX each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives);

provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) In the event that all of the following three events have occurred: (i) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b); (ii) after the date hereof and prior to the Special Meeting, an Alternative Proposal with respect to the Company shall have been publicly made (and not withdrawn); and (iii) within six months following termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Alternative Proposal, is consummated by the Company or the Company enters into a definitive agreement with another Person (other than Parent) providing for the consummation of an Alternative Proposal by the Company (and such Alternative Proposal is ultimately consummated), the Company shall, no later than two business days after the consummation of the Alternative Proposal, pay to Parent a termination fee of $15,700,000 in cash (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (it being understood that for all purposes of this clause “(b),” all references in the definition of Alternative Proposal to 20% shall be deemed to be references to 50% instead).

(c) In the event that this Agreement is validly terminated by the Company pursuant to Section 8.3(a), then the Company shall, contemporaneously with such termination, pay Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent. In the event that this Agreement is validly terminated by Parent pursuant to Section 8.4(a), then the Company shall, no later than two business days after the date of such termination, pay Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent.

(d) The Company acknowledges that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and 8.5(c), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent, in addition to the Termination Fee, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1 No Waiver or Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party)

for whose benefit such representations and warranties are made. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect. The respective covenants and agreements of the parties contained herein which are to be performed after the Closing (including Section 6.9) shall survive the Effective Time and shall only terminate in accordance with their respective terms.

9.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)	If to Parent or Merger Sub:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention: General Counsel

Facsimile: (720) 875-5382

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles

Facsimile: (212) 408-2501

(b)	If to the Company:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, CA 92121

Attention: General Counsel

Facsimile: (858) 638-4708

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Faye H. Russell

Facsimile: (858) 523-5450

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice, request, demand, waiver or other communication shall be deemed to have been given (a) upon actual delivery, if delivered by hand (including by courier), (b) on the third (3rd) business day following deposit of such notice, request, demand, waiver or other communication properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) on the business day on which such notice, request, demand, waiver or other communication is sent, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

9.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and other documents and agreements referred to herein including the Confidentiality Agreement and the Surviving Entity Agreements) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

9.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party’s Board of Directors, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (d) waive any condition to such waiving party’s obligation to consummate the transactions contemplated hereby or to any of such waiving party’s other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.9 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10 Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Michael P. Zeisser
Michael P. Zeisser
Senior Vice President

BAREFOOT ACQUISITION, INC.

By:	/s/ Michael P. Zeisser
Michael P. Zeisser
Senior Vice President

PROVIDE COMMERCE, INC.

By:	/s/ William Strauss
	Name:	William Strauss
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]